Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Friday, May 20, 2011	Rich Sheffer (952) 887-3753

DONALDSON REPORTS RECORD THIRD QUARTER RESULTS

19 percent sales increase and strong operating performance deliver record EPS of $0.79

MINNEAPOLIS (May 20, 2011) — Donaldson Company, Inc. (NYSE: DCI) announced its financial results for its fiscal 2011 third quarter. Summarized financial results are as follows (dollars in millions, except per share data):

	Three Months Ended April 30			Nine Months Ended April 30
	2011	2010	Change	2011	2010	Change

Net sales	$595	$498	19%	$1,669	$1,362	23%
Operating income	83	72	16%	225	164	38%
Net earnings	62	49	25%	160	115	39%
Diluted EPS	$0.79	$0.62	27%	$2.03	$1.45	40%

“The continued strength in many of our early- and mid-cycle businesses, combined with solid execution across our Company, helped us set new third quarter sales and EPS records,” said Bill Cook, Chairman, President and CEO. “In the quarter, sales in our Engine and Industrial Products’ segments increased 25 percent and 11 percent over the prior year, respectively. Business levels continued to expand in many of our regions with notable performances in the Americas, where local currency sales grew 26 percent, and in Europe, which grew 15 percent. Our overall sales in Asia were flat, but it was really a combination of two different stories. Our Gas Turbine and Special Applications Products were down from the prior year; however, they were offset by our Engine and Industrial Filtration Solutions Products, which grew 18 percent and 20 percent, respectively, driven primarily by their rapid growth in China.

We achieved an operating margin of 14.0 percent – our highest so far this fiscal year due to the combination of operating leverage in our plants and distribution centers, our focus on effective execution in support of our Customers, and the benefits of our many Continuous Improvement initiatives across our Company.”

“With projected sales of over $600 million in our 4th quarter, we forecast continued growth. We are also very pleased to now forecast that our full year EPS should be a new record of between $2.76 and $2.86, which is up between 30 and 35 percent from both last year and our pre-recession record.”

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Donaldson Company, Inc.
May 20, 2011

Financial Statement Discussion

The impact of foreign currency translation increased sales by $16.7 million, or 3.4 percent, during the third quarter and $9.5 million, or 0.7 percent, year-to-date, compared to the same periods last year. The impact of foreign currency translation increased reported net earnings by $1.8 million, or 3.7 percent, during the third quarter and a similar amount year-to-date, compared to the prior year.

Gross margin was 35.2 percent for the quarter and year-to-date, compared to prior year margins of 35.6 percent and 34.6 percent, respectively. The decrease in this quarter’s gross margin compared to last year was the result of increases in purchased raw material costs and a change in our sales mix, partially offset by better fixed cost absorption and our Continuous Improvement initiatives. In addition, last year’s third quarter gross margin included restructuring and asset impairment charges of $3.7 million.

Operating expenses for the quarter were $125.8 million, up 19.5 percent from $105.3 million last year primarily due to the increased sales volume. As a percent of sales, operating expenses were consistent with last year’s 21.2 percent for the third quarter. Operating expenses year-to-date were $361.5 million, or 21.7 percent of sales, compared to $308.1 million, or 22.6 percent of sales, last year.

The effective tax rate for the quarter was 24.5 percent, compared to a prior year rate of 29.4 percent. The current quarter included $3.5 million of tax benefits primarily from the expirations of some statutes of limitation and the favorable conclusion of two international tax audits. Year-to-date the effective tax rate was 28.1 percent compared to a prior year rate of 27.0 percent.

As part of our ongoing share repurchase program we repurchased 650,000 shares for $36.6 million during the quarter. Year-to-date we have repurchased 800,000 shares, or 1.0 percent of our outstanding shares, for $43.1 million.

FY11 Outlook

We expect to achieve both full year sales and EPS records in FY11.

•	We are planning our FY11 sales to be nearly $2.3 billion, or up about 21 to 23 percent from the prior year. Our current forecast is based on the Euro at US$1.44 and 81 Yen to the US$.

•	Our full year operating margin is forecasted to be 13.4 to 13.8 percent.

•	Our full year FY11 tax rate is anticipated to be between 27 and 29 percent.

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Donaldson Company, Inc.
May 20, 2011

•	Our full year FY11 EPS is expected to be between $2.76 and $2.86.

•	Cash generated by operating activities is projected to be between $210 and $230 million in FY11. Capital spending is estimated to be approximately $70 million.

Engine Products: We expect full year sales to increase 26 to 29 percent, including the impact of foreign currency translation.

•

We anticipate sales to our agricultural, mining, and construction equipment OEM Customers to remain strong globally. We will also continue to benefit from increased market share on our Customers’ new Tier IV equipment platforms.

•	In our On-Road Products’ business, we believe that build rates for heavy- and medium-duty trucks at our OEM Customers will continue accelerating consistent with current industry forecasts.

•

Sales of our Aftermarket Products are expected to remain strong based on current utilization rates for both off-road equipment and on-road heavy trucks. We should also benefit as our distribution networks continue to expand in the emerging economies and from the increasing number of systems installed in the field with our proprietary filtration systems.

Industrial Products: We forecast full year FY11 sales to increase 11 to 14 percent, including the impact of foreign currency translation.

•

Our Industrial Filtration Solutions’ sales are projected to increase 16 to 19 percent as the demand for new filtration equipment and replacement filters both continue to improve as general industrial capital activity and spending increase globally.

•	We anticipate our Gas Turbine Products’ sales to be up 2 percent due to strength in the oil and gas market segment.

•	Special Applications Products’ sales are forecast to increase 7 percent due to growing sales of our membranes products, which are partially offset by slower disk drive filter sales.

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Donaldson Company, Inc.
May 20, 2011

About Donaldson Company

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our 12,800 employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including forecasts, plans, and projections relating to our business and financial performance and global economic conditions, which involve uncertainties that could materially impact results.

The Company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: world economic factors and the ongoing economic uncertainty, the potential for some Customers to increase their reliance on their own filtration capabilities, currency fluctuations, commodity prices, political factors, the Company’s international operations, highly competitive markets, governmental laws and regulations including the impact of various economic stimulus and financial reform measures, the implementation of our new information technology systems, potential global events resulting in market instability including financial bailouts of sovereign nations, political changes, military and terrorist activities, health outbreaks, and other factors included in our Annual and Quarterly Reports. We undertake no obligation to publicly update or revise any forward-looking statements.

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Donaldson Company, Inc.
May 20, 2011

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS
DONALDSON COMPANY, INC. AND SUBSIDIARIES
(Thousands of dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended April 30		Nine Months Ended April 30
	2011	2010	2011	2010
Net sales	$594,565	$497,619	$1,668,579	$1,361,821

Cost of sales	385,407	320,248	1,081,788	890,103

Gross margin	209,158	177,371	586,791	471,718

Operating expenses	125,826	105,288	361,515	308,140

Operating income	83,332	72,083	225,276	163,578

Other income, net	(1,381)	(942)	(5,990)	(2,743)

Interest expense	2,897	2,956	9,486	8,701

Earnings before income taxes	81,816	70,069	221,780	157,620

Income taxes	20,005	20,611	62,256	42,627

Net earnings	$61,811	$49,458	$159,524	$114,993

Weighted average shares outstanding	77,325,611	77,872,665	77,358,459	78,002,070

Diluted shares outstanding	78,704,047	79,222,705	78,762,314	79,333,246

Net earnings per share	$0.80	$0.64	$2.06	$1.47

Net earnings per share assuming dilution	$0.79	$0.62	$2.03	$1.45

Dividends paid per share	$0.130	$0.120	$0.385	$0.350

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Donaldson Company, Inc.
May 20, 2011

DONALDSON COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Thousands of dollars)
(Unaudited)

	April 30 2011	July 31 2010
ASSETS

Cash, cash equivalents and short-term investments	$335,321	$232,000
Accounts receivable – net	421,751	358,917
Inventories – net	257,886	203,631
Prepaids and other current assets	67,338	65,667

Total current assets	1,082,296	860,215

Other assets and deferred taxes	269,139	273,399
Property, plant and equipment – net	390,372	365,892

Total assets	$1,741,807	$1,499,506

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$201,316	$165,907
Employee compensation and other liabilities	189,289	167,813
Notes payable	56,698	50,000
Current maturity long-term debt	46,845	5,536

Total current liabilities	494,148	389,256

Long-term debt	204,689	256,192
Other long-term liabilities	87,753	107,425

Total liabilities	786,590	752,873

Equity	955,217	746,633

Total liabilities and equity	$1,741,807	$1,499,506

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Donaldson Company, Inc.
May 20, 2011

DONALDSON COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Thousands of dollars)
(Unaudited)

	Nine Months Ended April 30
	2011	2010
OPERATING ACTIVITIES

Net earnings	$159,524	$114,993
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	45,276	45,158
Changes in operating assets and liabilities	(23,958)	(6,848)
Tax benefit of equity plans	(8,272)	(3,815)
Stock compensation plan expense	7,560	7,110
Other, net	(11,587)	(7,831)
Net cash provided by operating activities	168,543	148,767

INVESTING ACTIVITIES

Net expenditures on property and equipment	(42,400)	(27,230)
Purchases of short-term investments	(67,985)	—
Acquisitions and divestitures, net	3,493	(250)
Net cash used in investing activities	(106,892)	(27,480)

FINANCING ACTIVITIES

Purchase of treasury stock	(43,101)	(23,783)
Net change in debt	(1,516)	(15,410)
Dividends paid	(29,547)	(27,040)
Tax benefit of equity plans	8,272	3,815
Exercise of stock options	13,535	7,332
Net cash used in financing activities	(52,357)	(55,086)

Effect of exchange rate changes on cash	22,199	(1,527)

Increase in cash and cash equivalents	31,493	64,674

Cash and cash equivalents – beginning of year	232,000	143,687

Cash and cash equivalents – end of period	$263,493	$208,361

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Donaldson Company, Inc.
May 20, 2011

SEGMENT DETAIL
(Thousands of dollars)
(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company
3 Months Ended April 30, 2011:
Net sales	$377,609	$216,956	—	$594,565
Earnings before income taxes	56,469	33,074	(7,727)	81,816

3 Months Ended April 30, 2010:
Net sales	$301,312	$196,307	—	$497,619
Earnings before income taxes	48,535	25,831	(4,297)	70,069

9 Months Ended April 30, 2011:
Net sales	$1,042,500	$626,079	—	$1,668,579
Earnings before income taxes	149,123	92,236	(19,579)	221,780

9 Months Ended April 30, 2010:
Net sales	$809,061	$552,760	—	$1,361,821
Earnings before income taxes	107,833	61,318	(11,531)	157,620

NET SALES BY PRODUCT
(Thousands of dollars)
(Unaudited)

	Three Months Ended April 30		Nine Months Ended April 30
	2011	2010	2011	2010
Engine Products segment:
Off-Road Products	$90,174	$64,223	$236,672	$157,233
Aerospace and Defense Products	27,194	27,118	77,772	84,807
On-Road Products	30,924	20,838	88,726	57,728
Aftermarket Products	223,284	183,122	625,042	494,915
Retrofit Emissions Products	6,033	6,011	14,288	14,378
Total Engine Products segment	$377,609	$301,312	$1,042,500	$809,061

Industrial Products segment:
Industrial Filtration Solutions Products	$126,226	$106,289	$369,009	$310,359
Gas Turbine Products	44,231	43,489	114,607	108,673
Special Applications Products	46,499	46,529	142,463	133,728
Total Industrial Products segment	$216,956	$196,307	$626,079	$552,760

Total Company	$594,565	$497,619	$1,668,579	$1,361,821

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Donaldson Company, Inc.
May 20, 2011

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Thousands of dollars, except per share amounts)
(Unaudited)

	Three Months Ended April 30		Nine Months Ended April 30
	2011	2010	2011	2010

Free cash flow	$57,134	$54,387	$126,143	$121,537
Net capital expenditures	18,349	9,109	42,400	27,230
Net cash provided by operating activities	$75,483	$63,496	$168,543	$148,767

EBITDA	$98,667	$87,327	$274,586	$210,585
Income taxes	(20,005)	(20,611)	(62,256)	(42,627)
Interest expense (net)	(2,053)	(2,649)	(7,530)	(7,807)
Depreciation and amortization	(14,798)	(14,609)	(45,276)	(45,158)

Net earnings	$61,811	$49,458	$159,524	$114,993

Net sales, excluding foreign currency translation	$577,858	$476,957	$1,659,088	$1,310,392
Foreign currency translation	16,707	20,662	9,491	51,429

Net sales	$594,565	$497,619	$1,668,579	$1,361,821

Net earnings, excluding foreign currency translation	$59,991	$47,199	$157,423	$111,193
Foreign currency translation	1,820	2,259	2,101	3,800

Net earnings	$61,811	$49,458	$159,524	$114,993

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Donaldson Company, Inc.
May 20, 2011

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(Thousands of dollars, except per share amounts)
(Unaudited)

	Three Months Ended April 30		Nine Months Ended April 30
	2011	2010	2011	2010
Net earnings, excluding special items	$61,811	$52,127	$160,090	$122,117
Restructuring and asset impairment charges, net of tax	—	(2,669)	(566)	(7,124)

Net earnings	$61,811	$49,458	$159,524	$114,993

Net earnings per share assuming dilution, excluding special items	$0.79	$0.65	$2.04	$1.54
Restructuring and asset impairment charges per share, net of tax	—	(0.03)	(0.01)	(0.09)

Net earnings per share assuming dilution	$0.79	$0.62	$2.03	$1.45

Although free cash flow, EBITDA, net sales excluding foreign currency translation, net earnings excluding foreign currency translation, net earnings excluding restructuring charges and net earnings per share assuming dilution excluding restructuring charges are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the company’s foreign entities excluding the impact of foreign exchange. Both net earnings excluding restructuring charges and earnings per share excluding restructuring charges provide a comparable measure for understanding the results of the Company as compared to prior periods. A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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